Exhibit 99.1

CONTACT:	Stephanie McCarty Corporate Communications (480) 376-0661 smccarty@taylormorrison.com

Taylor Morrison Names Sheryl Palmer as Chairman of the Board and Appoints Lead Independent Director

Current President and CEO of 10 Years Will Assume Elevated Role Effective May 31, 2017

Scottsdale, Ariz., April 19, 2017 — Taylor Morrison Home Corporation (“Taylor Morrison,” NYSE: TMHC), a leading national homebuilder and developer, today announced that President and CEO, Sheryl Palmer, has been named Chairman of the company’s Board of Directors, succeeding Timothy R. Eller who has shared his plans to retire from the Board at the conclusion of his current term ending May 31, 2017. In addition, current director of five years, Peter Lane, has been appointed as the Board’s lead independent director.

“I am grateful to Tim for the successful foundation he has built leading the Board through these momentous years for the company, and I am honored to follow in his footsteps and serve as Chair of the Board of Directors,” said Palmer. “In partnership with Pete in his new lead role, I’m confident that we will drive an efficient execution of our strategic plan, deliver on our vision for the future and generate significant value for our stockholders.”

Palmer has successfully led the organization through several large-scale transformations including the company’s initial public offering, the sale of its Canadian operations and four sizable homebuilding acquisitions. Under Palmer’s leadership, the company’s total U.S. revenue, gross margin dollars and earnings before taxes have more than tripled in the last five years. Palmer’s elevation to Chairman of the Board represents a significant development for the homebuilding industry, as she becomes the only female board chair among the top 20 homebuilders in the country.

“Having participated on the Board since 2012, I’m excited to continue to partner with Sheryl and her management team in this prominent role,” said Lane. “On behalf of the Board of Directors, I also want to extend a sincere and heartfelt thanks to Tim for his leadership and service. His contributions have allowed the organization to focus on strengthening its U.S. operations in highly sought-after markets, while putting the customer at the center of everything it does. Taylor Morrison is a company I have long admired and one that I expect will be recognized as an industry leader for many years to come.”

The appointment of Palmer to Chairman and Lane as lead independent director was unanimously approved by the Board of Directors with the full support of Taylor Morrison’s controlling shareholders, TPG and Oaktree Capital.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016 and 2017 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes, please visit www.taylormorrison.com or www.darlinghomes.com.

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